Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-223142 and 333-223140 on Form S-3 and Registration Statement Nos. 333-215193, 333-209618, 333-181752, and 333-197629 on Form S-8 of our reports dated February 14, 2019, relating to the consolidated financial statements of PPL Corporation and subsidiaries, and the effectiveness of PPL Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 14, 2019